Exhibit 99.1

Conference call:	Today, Thursday, November 7, 2013 at 4:30 p.m. ET
Webcast / Replay URL:	http://www.media-server.com/m/p/vga526d3
Dial-in numbers:	415-226-5358 or 212-231-2924

Wave Reduces Q3 Net Loss with Lower Expenses on Revenues of $6.3M; Q3 Total Billings of $7.1M Exceed Q2 and Year Ago Q3 Levels

Lee, MA— November 7, 2013—Wave Systems Corp. (NASDAQ: WAVX) today reported financial results for its third quarter ended September 30, 2013 (Q3 ‘13). Wave also reviewed recent management team appointments that are initial steps in a strategic refocusing of the company under Bill Solms who was appointed acting CEO following the close of the third quarter.

Wave’s Q3 ‘13 total net revenues decreased 10% to $6.3 million from $7.0 million in Q3 ‘12 and by 6% from $6.7 million in Q2 ‘13. The year-over-year decrease was principally due to a $0.7 million reduction in OEM software bundling revenues primarily as the result of lower PC shipment volumes and the mix of products in those shipments. Total services net revenues rose to $0.4 million in Q3 ‘13, compared to $40,000 in Q3 ‘12 but declined versus $0.6 million in Q2 ‘13. Total licensing and maintenance net revenues in Q3 ‘13 included $1.3 million from Wave’s Safend subsidiary, as compared to $1.5 million in Q3 ‘12 and $1.1 million in Q2 ‘13.

Total billings for Q3 ‘13 increased by 16% to $7.1 million versus $6.1 million in Q3 ‘12 and rose by 20% as compared to $5.9 million in Q2 ‘13. Total billings in Q3 ‘13 included $1.8 million from Safend, up from $1.3 million in Q3 ‘12 and $1.1 million in Q2 ‘13. The increase in billings increase principally reflects the benefits of higher sales activity from Safend and an early maintenance renewal coupled with new data loss protection and self-encrypting drive license purchases by a significant customer.

Reflecting ongoing cost containment initiatives, Wave’s consolidated operating expenses declined 30% to $9.1 million in Q3 ‘13 as compared to $13.0 million in Q3 ‘12 and by 11% as compared to $10.2 million in Q2 ‘13.

Wave recorded a Q3 ‘13 net loss of $2.9 million, or ($0.09) per share, as compared to a net loss of $6.1 million, or ($0.25) per share in Q3 ‘12, and a net loss of $3.5 million, or ($0.12) per share in Q2 ‘13. Per share figures are based on a weighted average number of basic shares outstanding during Q3 ‘13, Q3 ‘12 and Q2 ‘13 of 31.1 million, 24.5 million and 28.3 million, respectively.  Wave’s loss-per-share and weighted average number of shares outstanding in the year-ago period have been adjusted to reflect the company’s 1-for-4 reverse stock split on July 1, 2013.

To illustrate its operational performance on a cash-flow basis, Wave reports EBITDAS, a non-GAAP measure defined as earnings before impairment expense, interest expense, income taxes, depreciation, amortization and stock-based compensation expense. Wave’s negative EBITDAS improved to $2.2 million in Q3 ‘13, compared with negative EBITDAS of $4.2 million in Q3 ‘12 and negative EBITDAS of $2.5 million in Q2 ‘13.

As of September 30, 2013, Wave’s total current assets were $6.9 million and total current liabilities, including the current portion of deferred revenue totaling $7.1 million, were $13.9 million. Cash and cash equivalents rose to $1.8 million at September 30, 2013 as compared to $0.9 million at June 30, 2013. Wave raised approximately $2.6 million during Q3 ‘13 from the sale of 1.9 million shares of its Class A common stock at an average price of $1.39 per share through its At-The-Market (ATM) share sale facility. Wave also raised an additional $1.5 million during Q3 ‘13 from the sale of 1.2 million shares of its Class A common stock at a price of $1.27 per share.  Subsequent to the close of Q3 ‘13, Wave raised gross proceeds of $0.9 million from the sale of 0.7 million shares of Class A common stock at an average price of $1.37 per share through its ATM share sale facility.

CEO Commentary:

Wave CEO Bill Solms, commented, “While Wave made progress in Q3, substantial work remains to put the company on a clear and sustained path toward growth and profitability. With input from the rest of the executive team, we have developed a plan that, I believe, can deliver meaningful improvements to our performance. We have begun to execute this new plan and hope to demonstrate visible progress in the near term, but the sales cycles for both enterprise & government customers can — and usually do — last several quarters. Therefore, the many initiatives that we are starting now will take time to yield results, while existing dialogues may move more quickly.

“I took the time to visit all of our offices worldwide where I explained my plan to move Wave forward and took the opportunity to listen to staff as well. I told them that Wave already possessed the key ingredients we need to be successful; we just need to improve our execution. In my due diligence prior to joining the company I saw strong technology, good products, talented people and significant market opportunities, yet there were issues that undermined our success. I intend to work with our Board and executive team on measures to address those issues without delay.

“I will be leading Wave in a company-wide review of our projects, products, business processes and sales and marketing strategy over the next several weeks. From that review, we will decide which opportunities and initiatives have the greatest potential for success. I will also implement a clear vision in which I outline the goals, roles, and responsibilities to achieve our plans. I believe that clarity, efficiency and accountability are cornerstones of success, and I intend to ensure those disciplines are the enduring themes as we move forward.

“Of course this process also requires some personnel changes — both additions and departures — to build a team that can succeed. The Board initiated this effort with my appointment and last week we were able to attract Dell sales veteran Tom Conte, who shares our excitement for Wave’s potential, to replace me as the head of North American Sales. I recognize that change can be difficult for any company, but I have asked our employees for their patience, dedication and willingness to follow new leadership. I ask the same thing from our shareholders as we implement these strategies in the coming months and quarters. I am excited by the significant opportunities I see for the great products that Wave has already developed.”

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Gerard T. Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800
wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net revenues:
Licensing and maintenance	$5,851,325	$6,930,724	$16,978,355	$20,950,093
Services	400,000	39,539	1,808,938	763,781
Total net revenues	6,251,325	6,970,263	18,787,293	21,713,874

Operating expenses:
Licensing and maintenance — cost of net revenues	406,051	729,688	3,105,961	2,212,055
Services — cost of net revenues	65,149	7,521	277,665	144,111
Selling, general, and administrative	6,181,802	7,513,373	20,043,524	25,351,347
Research and development	2,493,354	4,793,453	9,254,464	14,861,557
Impairment of goodwill	—	—	2,590,000	—
Total operating expenses	9,146,356	13,044,035	35,271,614	42,569,070
Operating loss	(2,895,031)	(6,073,772)	(16,484,321)	(20,855,196)
Other income (expense):
Net currency transaction gain (loss)	(5,626)	1,965	(12,358)	11,753
Net interest expense	(43,166)	(36,685)	(151,196)	(99,294)
Total other income (expense)	(48,792)	(34,720)	(163,554)	(87,541)
Net loss	$(2,943,823)	$(6,108,492)	$(16,647,875)	$(20,942,737)

Loss per common share — basic and diluted	$(0.09)	$(0.25)	$(0.58)	$(0.90)

Weighted average number of common shares outstanding during the period	31,132,377	24,496,793	28,609,207	23,396,431

All shares and per share data presented in these consolidated financial statements have been retroactively adjusted to reflect the 1-for-4 reverse stock split.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Total net revenues	$6,251,325	$6,970,263	$18,787,293	$21,713,874
Increase (decrease) in deferred revenue	817,855	(884,795)	113,281	(1,900,663)

Total billings (Non-GAAP)	$7,069,180	$6,085,468	$18,900,574	$19,813,211

Net loss as reported	$(2,943,823)	$(6,108,492)	$(16,647,875)	$(20,942,737)
Net interest expense	43,166	36,685	151,196	99,294
Depreciation and amortization	216,571	539,001	763,840	1,611,521
Stock-based compensation expense	512,569	1,343,510	1,619,115	3,987,588
Impairment of goodwill and amortizable intangible assets	—	—	4,205,000	—

EBITDAS (Non-GAAP)	$(2,171,517)	$(4,189,296)	$(9,908,724)	$(15,244,334)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   For the three months ended June 30, 2013, total billings were $5,940, 278 and consisted of total net revenues of $6,742,242 adjusted for a decrease in deferred revenue of $801,964.

EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation, amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.  For the three months ended June 30, 2013, negative EBITDAS was $(2,540,235) and consisted of net loss as reported of $(3,490,297) adjusted for net interest expense of $49,863, depreciation and amortization of $231,359 and stock-based compensation expense of $668,840.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,845,550	$2,112,769
Accounts receivable, net of allowance for doubtful accounts of $-0- September 30, 2013 and December 31, 2012	3,875,367	5,034,422
Collateralized receivables	622,938	1,801,683
Prepaid expenses	594,297	421,769
Total current assets	6,938,152	9,370,643
Property and equipment, net	676,325	871,568
Amortizable intangible assets, net	2,736,596	4,028,333
Goodwill	1,448,000	4,038,000
Other assets	236,107	324,614
Total Assets	12,035,180	18,633,158

Liabilities and Stockholders’ Deficit
Current liabilities:
Secured borrowings	529,497	1,537,710
Accounts payable and accrued expenses	6,306,378	7,570,723
Current portion of capital lease payable	—	44,658
Deferred revenue	7,063,806	5,949,087
Total current liabilities	13,899,681	15,102,178
Other long-term liabilities	81,036	97,996
Royalty liability	4,489,279	4,486,129
Long-term deferred revenue	1,355,940	1,812,312
Total liabilities	19,825,936	21,498,615

Stockholders’ Deficit:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 32,658,879 shares issued and outstanding in 2013 and 26,251,968 in 2012	326,589	262,520
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 8,885 shares issued and outstanding in 2013 and 2012	89	89
Capital in excess of par value	405,446,657	393,788,150
Accumulated deficit	(413,564,091)	(396,916,216)
Total Stockholders’ Deficit	(7,790,756)	(2,865,457)
Total Liabilities and Stockholders’ Deficit	$12,035,180	$18,633,158

All shares and per share data presented in these consolidated financial statements have been retroactively adjusted to reflect the 1-for-4 reverse stock split.

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